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                                                    EXHIBIT 11

                                  STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


                                                                    DEC 31, 1998                 DEC 31, 1997
                                                               ----------------------       -----------------------
PRIMARY EARNINGS PER SHARE
   Net Income (Loss)                                                $ (684,343)                   $ (409,200)
   Weighted average share outstanding                                7,214,807                    46,746,085

   Primary income (Loss) per share                                    $  (0.09)                     $  (0.01)


FULLY DILUTED EARNINGS PER SHARE
   Net Income (Loss)                                                $ (684,343)                   $ (409,200)
   Weighted average shares outstanding                               7,214,807                    46,746,085
   Addition from assumes exercise of
       Common Stock purchase warrants and                              253,750                       450,000
       options
   Addition from assumed conversion of                                 225,000                          0
   Preferred Stock


Weighted average number of Common Shares                             7,693,557                    47,196,085
   outstanding on a fully diluted basis

FULLY DILUTED (LOSS) PER SHARE                                        $ (0.08)                     $   (0.01)
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a)   This calculation is submitted in accordance with regulation S-K Item 601
     (b) (11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive results.

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CREATIVE RESTAURANT CONCEPTS, INC.

FINANCIAL STATEMENTS AND
AUDITOR'S REPORT THEREON

As of and for the years
Ending December 31, 1998 and 1997